UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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245 Park Avenue, 44th Floor New York, NY 10167

TIME IS SHORT

PLEASE VOTE YOUR PROXY TODAY

April 24, 2017

Dear Stockholder:

According to our latest records, we have not yet received your voting instructions for the Annual Meeting of Stockholders of Ares Capital Corporation to be held on Monday, May 22, 2017. Your vote is extremely important, no matter how many shares you hold.  If we do not receive your vote, we may have to adjourn and continue to request stockholder participation in order to obtain enough votes to approve the proposals.

For the reasons set forth in the proxy statement, dated March 15, 2017, the Board of Directors recommends that you vote “FOR” all director nominees in Proposal 1 and “FOR” Proposal 2. Please vote via the internet at www.proxyvote.com as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

Please understand that it is critical that we receive your vote so that we may complete the business of the Annual Meeting of Stockholders.

If you need assistance voting your shares, please call D.F. King toll-free at (866) 796-7186 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Michael J Arougheti	Bennett Rosenthal
Co-Chairman of the Board of Directors	Co-Chairman of the Board of Directors